Exhibit 10.5

INTELLICELL BIOSCIENCES, INC

LABORATORY SERVICES LICENSE AGREEMENT

This LABORATORY SERVICES LICENSE AGREEMENT (this "Agreement"), dated as of December 16th, 2011 (the "Effective Date"), by and between IntelliCell Biosciences Inc. a New York corporation with offices at 30 East 76th Street, New York, New York 10021 ("ICB") and Cell-Innovations Pty Ltd ACN 154 342 300 with offices at 21b Bathurst Street, Liverpool NSW 2170 Australia ("Licensee").

WHEREAS, ICB has developed patent pending Technology as hereinafter defined to be marketed under protected trademarks owned by ICB or its Affiliates; and

WHEREAS, ICB desires to provide the Technology, certain ancillary supplies and ancillary services to Licensee for use in Australia & New Zealand (called the "Territory"); and

WHEREAS, Licensee desires to exploit the Technology in the Territory either in its own Laboratory Facilities or by way of sub-licensing to Third Party Laboratory Facilities so that Licensee (or the relevant Third Parties, as applicable) can provide Tissue Processing services for Licensee's (or the Third Party's) own patients and patients of Referring Physicians; and

WHEREAS, ICB agrees to provide Licensee with the exclusive right within the Territory to utilize and sub-license the Technology and to process Specimens (as hereinafter defined) in the Laboratory Facilities; and

WHEREAS, ICB is willing to grant to Licensee a license, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.  DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

"Affiliate" of any Person shall mean with respect to any Person (the "Initial Person") any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Confidential Information" shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer or patient lists, patient information, policies and procedures, and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

"Disposables" shall mean the supplies to be used in processing of each Specimen in accordance with the ICB Protocol to be sold by ICB or third party (at Licensee's discretion) to Licensee. The list of Disposables may be amended from time to time by ICB in accordance with changes in the ICB Protocol or the identification of alternative sources for such Disposables.

"Laboratory Facility" shall mean any facility located within the Territory whether or not owned and operated by Licensee which houses the Lab Equipment and performs Tissue Processing including Third Party Laboratory Facilities.

"Lab Equipment" shall mean the ICB prescribed suite of equipment as described in Exhibit E which information is licensed for use to Licensee pursuant to the terms herein.

"Party" shall mean ICB or Licensee and, when used in the plural, shall mean ICB and Licensee.

"Patent" shall mean the patent applications set forth on Exhibit A attached hereto.

"Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

"ICB Protocol" shall mean the ICB prescribed procedures and processes to be followed by Licensee with regard to the handling and processing of the Specimens and the use and maintenance of the Lab Equipment in the Laboratory Facility, which may be changed from time by ICB with prior written notice to Licensee. A copy of the ICB Protocol is attached hereto as Exhibit B.

"Referring Physician" shall mean a physician who submits Specimens to a Laboratory Facility for Tissue Processing.

"Specimen" shall mean a vial(s) of adipose tissue extracted from a patient and submitted to a Laboratory Facility for processing into Adipose Stromal Vascular Fraction.

"Technology" shall mean the combination of technology, know-how and other intellectual property defined in the Patent and in other materials provided to Licensee by ICB and Affiliates of ICB and which facilitates, and is required for, the Tissue Processing.

"Territory" shall mean solely the geographical area set forth on Exhibit C attached hereto.

"Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

"Trademarks" shall mean the trademarks set forth on Exhibit D attached hereto.

"Third Party Laboratory Facility" shall mean a Laboratory Facility owned and operated by a Third Party in the Territory to whom Licensee has granted a sub-license to use the Technology in accordance with this Agreement.

"Tissue Processing" shall mean the separation of Adipose Stromal Vascular Fraction and/or cells from fat or any other tissue utilizing the Technology.

2. OBLIGATIONS OF ICB

Marketing. During the Term (as defined below), Licensee shall market and promote the Technology to Referring Physicians and parties interested in establishing new Laboratory Facilities within the Territory. ICB acknowledges and agrees that Licensee may market and promote the Technology through the use of media within the Territory. ICB will provide Licensee all relevant marketing materials during the Term. Licensee has the right to create its own documents and marketing material related to the Technology in the Territory.

Transportation. Licensee shall be responsible for the coordination of the pickup, delivery and return of all Specimens between the relevant Referring Physicians' offices and any Laboratory Facilities established by Licensee.

Disposables. ICB will provide to Licensee a list of the necessary Disposables to be used for tissue processing pursuant to this agreement as required. A list of the Disposable and their prices offered by ICB is set forth in Exhibit F attached hereto. Licensee is not required to acquire the Disposables and supplies from ICB but may do so at its discretion.

Qualified Personnel. At no additional charge to Licensee, ICB shall train the Licensee personnel who will be responsible for the performance of the Tissue Processing required in the ICB Protocol at any Laboratory Facilities operated by Licensee itself or by any shareholders of Licensee. Licensee is authorized to train laboratory personnel for Third Party Laboratory Facilities in the performance of Tissue Processing using the ICB Protocol.

Equipment. Exhibit E contains a list of all the necessary Laboratory Equipment. . ICB represents and warrants that it will extend any equipment discounts that the equipment manufacturers afford ICB to the Licensee. However, Licensee shall purchase the equipment directly from the equipment manufacturers or other suppliers of the equipment, at Licensee's discretion. .

Data. ICB shall promptly provide to Licensee all data and results obtained from any research, studies, trials or similar undertaken by ICB or third parties on behalf of ICB in relation to the Technology, Tissue Processing or the ICB Protocol.

3. OBLIGATIONS OF LICENSEE

Compliance with ICB Protocols. Licensee shall diligently undertake, perform, and complete all Tissue Processing; provide the personnel to perform the Tissue Processing; provide all supplies and materials other than Disposables; and perfoini the Tissue Processing in accordance with the ICB Protocol including, but not limited to, same day turnaround times, methods of analysis, scope of testing services, sample evaluation and chain of custody. Licensee shall perform such services with care, skill, and diligence, in accordance with the applicable professional standards currently recognized in the community. Licensee shall be responsible for the professional quality, technical accuracy, completeness, coordination, and timeliness of all Tissue Processing performed by Licensee under the ICB Protocol. Licensee shall use sound and professional principles and practices in accordance with normally accepted industry standards in the performance of Tissue Processing under this Agreement and that its performance shall reflect its best professional knowledge, skill, and judgment. The preceding provisions apply in respect of Laboratory Facilities owned and operated directly by Licensee. In respect of Third Party Laboratory Facilities, Licensee agrees to use its reasonable efforts to ensure compliance with the requirement of this sub-section by the operators of the Third Party Laboratory Facilities.

Compliance with Laws. Licensee represents and warrants to ICB that it will comply with Applicable Laws that exist in Australia & New Zealand. If Licensee fails to meet applicable professional standards, Licensee shall, without additional compensation from ICB, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by Licensee to comply with any applicable law shall be considered a material breach of this Agreement. Upon the request of ICB, Licensee shall provide ICB with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

Equipment. Licensee shall be required to purchase all the equipment necessary to provide Tissue Processing services in the Territory from the list of vendors in Exhibit E, subject to this sub-section. Failure to use the specified equipment will be considered a breach of this Agreement and would need to be cured within a 30 day period within time of notification by ICB. If the vendors are unable to supply the equipment in a 45 day period or at a reasonable cost relative to the prices charge by other suppliers of similar equipment, the Licensee has the right to seek alternative suppliers.

Reports.

(a) Within 15 days after the conclusion of each Calendar month commencing with the Effective Date, Licensee shall deliver to ICB a report certified as being correct by the chief executive officer of Licensee or his nominee containing monthly readouts from the Lab Equipment; and

(b) Within 15 days after the conclusion of each Calendar month commencing with the Effective Date, Licensee shall deliver to ICB a report certified as being correct by the chief executive officer of Licensee or his nominee containing the number of Tissue Processing(s) for such calendar month.

(c) ICB shall ensure that the Lab Equipment and Technology incorporates swipe card or credit card functionality to facilitate the provision of the required reports and use of the Technology generally.

4. GRANT OF LICENSE

Technology License Grant. Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive, sub licensable license to use and practice the Technology, solely for the provision of Tissue Processing and solely within the Territory, and strictly for no other purposes. ICB shall give Licensee the option and first and last rights to acquire a license in respect of any other applications of the Technology in the Territory and shall not itself exploit or otherwise deal with any such application or grant any such license to any other person in any part of the Territory without complying with this requirement.

Trademark License Grant. Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive, sub licensable, royalty-bearing license to use the Trademarks, solely in connection with the Tissue Processing and the other activities contemplated by this Agreement and solely within the Territory, and strictly for no other purposes.

Exploitation. Licensee hereby accepts the rights granted to Licensee pursuant to this Agreement and agrees to use its best efforts in its use and exploitation of such rights throughout the Territory. Licensee shall not solicit business, market, promote, advertise, distribute nor perform any Tissue Processing outside of the Territory, either directly or indirectly, itself or through Third Parties. Notwithstanding the foregoing, the Parties agree that Licensee and its sub-licensees may market and promote the Laboratory Facilities through the use of media within the Territory.

Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the Patents, Trademarks and Technology are, and shall remain, the sole property of ICB, and that Licensee shall have no right, title or interest therein except as explicitly set forth in this Agreement. All rights, title and interest in and to any and all improvements, developments or inventions relating to the Patents, Trademarks and Technology or arising from the license of the Patents, Trademarks and Technology hereunder (`Improvements'), that are made, arrived at or discovered by or on behalf of ICB or its affiliates, are and shall be owned solely and exclusively by ICB; and, if applicable to the Tissue Processing, shall be automatically licensed to Licensee on the same teens hereof applicable to the Patents, Trademarks or Technology. Licensee shall own any Improvements developed by it or any sub-licensee in the Territory and will negotiate in good faith with ICB the terms of a license for ICB to use those Improvements.

5. PATENT AND TRADEMARKS.

Obligation to Prosecute and Maintain the Patents and Trademarks. ICB shall actively prosecute and maintain the Patent and Trademarks in the Territory. If ICB fails to do so, ICB hereby appoints Licensee as its attorney to prosecute and maintain the Patent and the Trademarks in the Territory in the name of ICB and Licensee shall be entitled to deduct all costs of doing so from any payments due to ICB under this Agreement.

Infringement. Licensee shall give ICB prompt written notice of any claim or allegation received by it that the use of the Patent, Trademarks and/or Technology constitutes an infringement of a Third Party patent, trademark or other intellectual property right. ICB shall have the exclusive right, at its option and expense, to undertake and control the litigation of any alleged infringement of the Patent, Trademarks and/or Technology. Licensee shall cooperate in any such actions at ICB's cost. If ICB fails to take prompt action to defend any infringement allegation, Licensee shall have the right to do so, in its own name or in the name of ICB, at Licensee's option and shall be entitled to deduct all such costs from amounts payable to ICB under this Agreement, without limiting its other remedies. ICB shall cooperate in any such actions at Licensee's cost.

Patent and Trademark Enforcement. With respect to any alleged infringement by a Third Party of the Technology or any claim of any Patent or Trademark, ICB shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties. If ICB fails to take prompt action to prosecute any infringement action, Licensee shall have the right to do so, in its own name or in the name of ICB, at Licensee's option and shall be entitled to retain any award of damages or costs if it is successful in the proceedings. ICB shall cooperate in any such actions at Licensee's cost.

Covenant Not to Challenge. Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, Licensee covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the Patent, Trademarks and/or Technology, any of the claims contained therein or ICB's ownership thereof. Licensee shall cooperate with ICB in any action or proceeding, in asserting on behalf of ICB the validity of the Patent, Trademarks and/or Technology claims, or ownership thereof. ICB shall be solely responsible for any costs incurred by either party in asserting or defending the validity and/or ownership of the Patent, Trademarks and/or Technology.

Compliance with Laws. The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations and ordinances applicable on the date the Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, state or local authorities, within thirty (30) days of any such determination, the parties shall cooperate and take all necessary steps to amend and/or modify the terms of this Agreement as may be necessary to establish compliance with applicable law then in effect.

Assignment to Licensee. Despite anything else in this Agreement, if any of the events specified in sub-paragraph (ii) under the heading "Termination by Either Party" in section 6 occurs to or in respect of ICB, ICB hereby automatically and immediately assigns to Licensee all right and title to the Technology and the Trademarks in the Territory. ICB hereby appoints each director of Licensee as its attorney to do all things and sign all documents required to effect, perfect and record the assignment to Licensee under this sub-section. On assignment of the Technology and the Trademarks to Licensee under this sub-section, Licensee's obligation to pay any further Fees to ICB immediately and automatically terminates.

6. TERM AND TERMINATION

Term. Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of ten (10) years or the life of all Patents, whichever is longer (the "Initial Term"). Thereafter, this Agreement shall renew for subsequent periods of one year (each a "Renewal Term"). The Initial Term and the Renewal Terms are collectively referred to herein as the "Term". In the event Licensee does not intend to renew this Agreement after the Initial Term, Licensee shall notify ICB of its intention not to renew at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term. For clarity, ICB has no right to terminate this Agreement on expiry of the Initial Term or any Renewal Term.

Termination by ICB. ICB may terminate this Agreement upon written notice if any of the following shall occur:

(i) Upon Licensee's persistent and systemic failure to follow the ICB Protocol for Tissue Processing which has not been cured within ten (10) business days after ICB gives written notice to Licensee of such default;

(ii) Upon ICB learning of Licensee's persistent and systemic failure to report any Tissue Processing to ICB which is known to it; and

(iii) If Licensee determines or attempts to determine the Technology for Tissue Processing except as disclosed in the Patents.

Termination by Either Party. Either party may terminate this Agreement by written notice to the other party if any of the following shall occur:

(i) in the event of a material default of any duty, obligation or responsibility imposed on the defaulting party by this Agreement which has not been cured within ten (10) business days after the non-defaulting Party gives written notice to the defaulting party of such default excluding a default referred to in sub-paragraphs (i) and (ii) above. If the default is of such of a nature that it cannot be cured within ten (10) business days, the ten (10) business day cure period shall be extended for a further ten (10) business days (provided that the defaulting party has made diligent efforts to effect a cure during that initial cure period).

(ii) If the other party makes an assignment for the benefit of creditors; is adjudicated bankrupt or insolvent; petitions or applies to any tribunal for the appointment of a trustee or receiver for such party for any substantial part of its assets; commences any proceedings seeking to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; consents to or approves or, by any conduct or action acquiesces in or to any such petition or application filed, or any such proceedings commenced against it by any other person; or failing to remove an order entered appointing any such trustee or receiver or approving the petition in any such proceedings or decreeing its dissolution or liquidation within sixty (60) days after such order is entered.

Termination for Non Performance. In the event that the Licensee is unable to generate, within any thirty six month period during the Term an amount of Dollars ($1,000,000) AUD in fees payable to ICB in accordance with the terms hereunder, then either party shall be entitled to terminate this Agreement by thirty (30) days written notice given within sixty (60) days after the failure to meet the fees target, provided however, that in the event of any such termination, ICB shall repurchase the License from Licensee for an amount equal to two times the License Fee (as defined in section 7 below) less an amount equal to 50% of all Referral Fees (as defined in section 7 below) earned by Licensee through the date of such Termination and then adding back an amount equal to all ICB Fees paid to ICB (as defined in section 7 below). In the event ICB notifies Licensee of its intent to terminate this Agreement, Licensee may elect to have this Agreement become non-exclusive as to the Territory and the Agreement, as amended, shall remain in full force and effect for the remainder of the Initial Term and any Renewal Term. Any amount payable by ICB under this sub-section is payable in full in readily available funds within 30 days after the notice is given and where ICB has exercised the right to terminate, any such exercise is not effective until Licensee has received the required payment.

Following Termination. Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. Upon the termination or expiration of this Agreement, Licensee shall immediately discontinue any and all use of the Patent, Trademarks and Technology, and shall, upon ICB's sole determination, within thirty (30) business days of such termination or expiration, return to ICB or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever and that is in Licensee's possession. In addition, each Party shall, within thirty (30) business days of such termination or expiration, return to the other Party any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information of the other party in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession. On termination of this Agreement, Licensee's contracts with its sub-licensees in the Territory shall be novated to ICB or its nominee. Following termination of this Agreement, ICB or its nominee shall perform those contracts and indemnify Licensee from any costs or liability associated with such ongoing performance

7. FEES

(a) License Fee. In consideration of the grant of the license provided by this Agreement, Licensee shall pay to ICB for the Licensee to use and exploit the Technology on an exclusive basis in Australia & New Zealand for the Term a one off License Fee of Seven Hundred Thousand Dollars ($ 700,000) USD (the "License Fee") to be paid in lump sum upon execution of this Agreement less any non-refundable deposits provided by the Licensee. The License Fee shall be inclusive of all sales and use and other taxes and fees including withholding taxes and ICB shall be solely responsible for payment of such taxes and fees, if any (except in the case of withholding taxes, which Licensee shall pay on ICB's behalf as required by applicable law).

(b) During the Term, Licensee shall pay ICB the following fees. For each Tissue Processing case performed directly by Licensee, as well as any other sub-licensing revenues generated by Licensee through the utilization or exploitation of the Technology (the "ICB  Fees"), a fee of Twelve and a half percent (12.5%) (less applicable withholding taxes) of the revenue (less any applicable goods and services taxes) actually received by Licensee in the relevant month from those sources, shall be held, paid or remitted to ICB on a monthly basis within fifteen (15) days after the end of each month. Licensee agrees to pay ICB an amount equal to 12.5% of all profit earned by Licensee from the initial up front sale of Lab Equipment to Laboratory Facilities in the Territory who acquire from Licensee a license to use the Technology for Tissue Processing. Without limitation, before calculating Licensee's profit, any commissions payable by Licensee to third party suppliers or distributors of the Lab Equipment must be deducted.

(c) ICB will give Licensee One Hundred Thousand (100,000) restricted common shares of ICB stock on execution of this Agreement. ICB agrees that Licensee may transfer all or part of these shares to current and future shareholders of Licensee at Licensee's discretion.

Fair Market Value. The parties hereby acknowledge that the License Fee and Fee is consistent with the fair market value for the services to be performed in the community and is the result of bona fide bargaining between well informed parties who are not otherwise in a position to generate business for each other.

Refund/reduction of License Fees and Fees. This sub-section applies despite any other provision of this Agreement if at any time (each a "Trigger Event"): (i) the Patent does not proceed to grant in one or more parts of the Territory; (ii) the Patent proceeds to grant in one or more parts of the Territory but the scope of the Patent in either part of the Territory is reduced for any reason to the extent that it no longer provides sufficient protection to prevent users of technology which is competitive with the Technology from operating in that part of the Territory; (iii) the Patent is revoked or lapses for any reason in any part of the Territory; (iv) ICB fails to actively enforce the Patent in one or more parts of the Territory in relation to infringers or apparent infringers; or (v) any claim is made in the Territory that the Technology infringes the intellectual property rights or other rights of a Third Party. If a Trigger Event occurs, without limiting Licensee's other remedies, Licensee may give ICB thirty (30) days notice of the Trigger Event. In the notice, Licensee must specify whether it wishes to continue with the Agreement or terminate it. If Licensee gives ICB notice under this sub-section, ICB must refund the License Fee to Licensee within thirty (30) days of the notice (whether or not the Agreement is being terminated) and, if the notice advises that Licensee elects to continue with the Agreement, the rate for the Fees will immediately reduce to 6% or such lesser amount reasonably specified by Licensee (including zero) as is necessary to enable Licensee to continue to exercise its rights under this Agreement in the Territory in a competitive and reasonably profitable manner (or nil if the Trigger Event is the event specified in sub-paragraph (v) above unless and until the claim is resolved in ICB' s favour).

8. LICENSEE'S BOOKS AND RECORDS

Books of Account. Licensee shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

Examination by ICB. During the Term, and for three (3) years after the making of any payment or the rendering of any reports to ICB, ICB, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than five (5) days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) at its sole cost and expense to the extent needed to confirm services, Fees, and other matters relating to compliance with this Agreement regarding such payments or statements, which shall be maintained and kept by Licensee during the period specified herein.

Discrepancies in Reporting. If any examination or audit by ICB for any period discloses that the actual Royalties for that period exceeded those reported by more than five percent (5%), Licensee shall pay the actual and reasonable cost of such examination or audit in addition to the amount of Fees that such examination or audit discloses is owed to Licensee together with interest on the unreported amount at a rate of 10% per annum. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof

9. TRADEMARK USE

Use of Trademark. Licensee shall use and display the Trademarks only in such forms as specifically approved in writing in advance by ICB, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationery or business cards and shall not use the Trademarks on any such items unless so approved. Licensee shall not use any of the Trademarks in its corporate name or file any "d/b/a" incorporating the Trademarks.

Limitation. Any use of the Trademarks by Licensee is limited to the Territory and is granted solely for the ordinary business of Licensee in connection with Tissue Processing and other activities contemplated in this Agreement in the Territory. None of Licensee's rights to use the Trademarks shall be transferable, either in whole or in part but Licensee may grant sub-licenses on the terms of this Agreement. Licensee acknowledges the exclusive right, title and interest of ICB in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that Licensee has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

Exclusive Property of Licensee. As between Licensee and ICB, the Trademarks, as well as any other trademarks, marks, service marks, trade names, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of ICB. Licensee may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols.

No Reproduction. Other than expressly provided for in this Agreement, Licensee shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Technology or the Tissue Processing. Licensee shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of Licensee. The use by Licensee of the Trademarks shall not in any way create in Licensee any right, title or interest in or to the Trademarks or any other intellectual property of Licensee.

10. INDEMNITY AND REPRESENTATIONS

Indemnification by ICB. ICB hereby agrees to indemnify, defend and hold harmless Licensee, its officers, owners, managers and employees ("Licensee Indemnified Parties") from and against any and all losses, liability, damages and expenses resulting from any claim by any third party that the ICB Patent, Trademarks or Technology infringe such third party's intellectual property or other rights under applicable laws of any jurisdiction, provided that Licensee promptly notifies ICB in writing of the claim, cooperates with ICB, and allows ICB sole authority to control the defense and settlement of such claim. If such a claim is made or appears possible, Licensee agrees to permit ICB, at ICB's sole discretion, to enable it to continue to use the Patent, Trademarks and/or Technology or to modify or replace any such infringing material to make it non-infringing. If ICB determines that none of these alternatives is reasonably available, Licensee shall, upon written request from. ICB, cease use of, and, if applicable, return, such materials as are the subject of the infringement claim, without limiting Licensee's remedies arising from such action.

Warranties and Representations. ICB warrants and represents that: (i) it has good legal and beneficial title to the Technology and the Trademarks in the Territory, free and clear of all encumbrances; (ii) its execution of this Agreement and the performance of its obligations under it will not cause it to be in breach of any agreement to which it is a party; (iii) the Technology and the Trademarks do not infringe the rights of any Third Party, and there is no litigation or claim pending or threatened, challenging or disputing its ownership of the Technology or the Trademarks; and (iv) the Technology produces significantly greater numbers of adipose stromal vascular cells than is produced using collagenase digestion of adipose.

Consequential Loss. Despite anything else in this Agreement except for liability under an indemnity or for breach of warranty as to title or infringement, to the maximum extent permitted by law, a Party will not be liable to the other Party in respect of any claim, cause of action or occurrence for any special, punitive, exemplary, economic, incidental, indirect or consequential loss or damages or any loss of profit, loss of revenue, loss of interest, loss of data, loss of use, loss of goodwill or business opportunities, business interruption (or any other similar financial loss) or any payment made or due to any third party or any loss or damage caused by a delay, which arise directly or indirectly, out of or in connection with this Agreement or otherwise arising out of the relationship created by this Agreement, however that liability arises including in contract (including repudiation) or tort (including negligence), or for any other common law, equitable or statutory cause of action or otherwise even if that loss or damage was reasonably foreseeable or that party was aware of or should have been aware of the possibility of such loss or damage arising.

11. DISCLAIMERS.

Licensee acknowledges that: ICB is not the manufacturer of the Equipment nor the manufacturer's agent nor a dealer therein and ICB has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Equipment, its fitness for any particular purpose, the quality or capacity of the materials in the Equipment or workmanship in the Equipment.

12. CONFIDENTIAL INFORMATION

Nondisclosure of Confidential Information. Both Parties agree not to disclose any of the other Party's ("Disclosing Party") Confidential Information, verbal or written, which may be conveyed to the other Party ("Recipient") from any source before, during or subsequent to the Term of this Agreement. It is expressly understood and agreed that any such Confidential Information conveyed to Recipient is intended for the Recipient's internal use only and shall be protected by the Recipient with the same diligence, care, and precaution (but in no event less than reasonable care) that the Recipient uses to protect its own Confidential Infoimation. At the Disclosing Party's request, the Recipient shall return any or all Confidential Inforniation then in its possession, including all copies thereof. Both parties shall incorporate the substance of this section when Confidential Information is shared with third parties in conformity with the perfoiinance of its obligations under this Agreement to the extent that Confidential Information is provided to third parties.

Non-Confidential Information. Both Parties shall have no obligation with respect to the disclosure and use of non-confidential information to the extent such information: (i) is or becomes generally available to the public other than as a consequence of a breach of an obligation of confidentiality by the Recipient; (ii) is made public by the Disclosing Party; (iii) is independently developed by Recipient; (iv) is received from a third party independent of either Party without breaching an obligation of confidentiality; or (v) is required to be disclosed in order to comply with applicable law or regulation (including, without limitation, compliance with any rule or regulation promulgated by the Securities and Exchange Commission) or with any requirement imposed by judicial or administrative process or any governmental or court order, provided however that the party making such disclosure must provide reasonable notice to the other party, to the extent possible.

13. LABORATORY FACILITY

Operation. Licensee shall be solely responsible for obtaining any licenses, permits or certifications necessary for operation in the Territory.

14. MISCELLANEOUS

Relationship of Parties. In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties. No Party shall make any commitments for the other.

Assignment. Neither this Agreement, nor any of the rights or interests of ICB or Licensee hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that either party (the "Selling Party") may assign its rights and interest under this Agreement to any acquirer of such Selling Party in any transaction that constitutes a Change of Control for such Selling Party. A Change of Control shall mean the sale of substantially all of the assets of such Selling Party, the sale of substantially all of the stock of such Selling Party or the merger or consolidation of such Selling Party with a third party in which the Selling Party is not the surviving entity. Any Change of Control consisting of a sale of assets of the Selling Party is only permitted if the third party acquirer enters into a binding agreement with the continuing party under this Agreement agreeing to be bound by the terms of this Agreement in place of the Selling Party.

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service. Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to ICB:

IntelliCell Biosciences Inc. 30 East 76th Street New York, New York 10021 Attn: Steven Victor, CEO Facsimile. [insert]
With a copy to:

If to Licensee:

Cell-Innovations Pty Limited 21 b Bathurst Street Liverpool NSW 2170 Australia Attn: Wayne Thomas Facsimile: +61 2 9557 0425

With a copy to:

Attn:

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

Amendment. No amendment, modification or supplement of any provisions of this Agreement or its Exhibits and Schedules shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Ambiguities. This Agreement was the subject of preliminary drafts and review thereof by both parties and their attorneys. Accordingly, any ambiguities herein shall not be interpreted against the interest of the party that drafted the final agreement or the alleged ambiguous provision.

Governing Law. The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New South Wales, Australia, excluding its conflict-of-laws principles. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New South Wales and appellate courts.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

Injunctive Relief Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage. Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach. This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.

Force Majeure. For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force majeure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile.

Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has .caused this Agreement to be executed by its duly authorized officer as of the date first above written.